Press Release


May 12, 2004

For Immediate Release
---------------------

For Information Contact:
Eric R. Anderson, Vice President, Investor Relations - 202.969.1866

NCRIC Group, Inc. Announces First Quarter 2004 Results

WASHINGTON, D.C.-- NCRIC Group, Inc. (NCRIC) (Nasdaq National Market: NCRI), a leading provider of medical professional liability insurance and physician practice management services in the Mid-Atlantic region, today reported operating results for its first quarter ended March 31, 2004.

First Quarter 2004 Highlights

     o    Net income of $522,000 or $.08 per diluted common share

     o    Total revenue of $19.6 million, up 33%

     o    Moderation of claims frequency

     o    CHW litigation expenses of $873,000

     o    Combined ratio of 102.8%

     o    Cash flow from operations of $15.5 million

     o    Book value per share of $11.64 at March 31, 2004

     o    Affirmation of A- (Excellent) rating by A.M. Best Company

For the quarter, net income was $522,000 or $0.08 per diluted share, compared to $514,000 or $0.08 per diluted share for the first quarter of 2003. Total revenue for the quarter was $19.6 million, up $4.9 million or 33%, compared to $14.7 million for the same quarter in 2003. The higher revenue was partially offset by increases in loss and loss adjustment expenses and underwriting expenses, principally related to the growth in the insurance business, in addition to expenses of $873,000 related to the CHW premium collection litigation.

Stockholders' equity totaled $80.3 million at March 31, 2004, up from $78.0 million at December 31, 2003, increasing as a result of earnings for the quarter and unrealized gains in our investment portfolio. As of March 31, 2004, there were 6.9 million shares of NCRIC Group, Inc. common stock outstanding. Book value per share as of March 31, 2004 stood at $11.64 compared to $11.30 at December 31, 2003.


                                                     NCRIC Group, Inc.
                                                Three months ended March 31,
                                                2004                   2003
                                                ----                   ----
                                                       (in thousands)

Revenues:
Net premiums earned                        $  16,150              $  11,449
Net investment income                          1,670                  1,322
Net realized investment gains                    333                    199
Practice management and related income         1,224                  1,375
Other income                                     237                    353
                                           ---------              ---------
        Total revenues                        19,614                 14,698

Expenses:
Losses and loss adjustment expense            13,075                  9,583
Underwriting expenses                          3,533                  2,471
Practice management and related expenses       1,234                  1,403
Interest expense                                 202                    201
Other expenses                                   952                    442
                                           ---------              ---------
        Total expenses                        18,996                 14,100


Income before income taxes                       618                    598
                                           ---------              ---------

Income tax provision                              96                     84
                                           ---------              ---------

Net income                                 $     522              $     514
                                           =========              =========

Net income per common share:
Basic                                       $    0.08             $    0.08
Diluted                                     $    0.08             $    0.08

Weighted average shares outstanding:
Basic                                           6,337                 6,679
Diluted                                         6,614                 6,813


                                                    March 31, 2004                      December 31, 2003
                                                    --------------                      -----------------
                                                                      (in thousands)
Total investments, at market value                   $   193,314                           $   174,357
Reinsurance recoverable                                   52,752                                48,100
Total assets                                             281,002                               262,546
Liability for losses and loss adjustment expenses        130,234                               125,991
Total liabilities                                        200,700                               184,567
Accumulated other comprehensive income                     3,097                                 1,461
Total stockholders' equity                                80,302                                77,979


President and CEO R. Ray Pate, Jr. commented on the results, "We are pleased with our operating results for the first three months of the year. In addition to our earnings, positive cash flow from operations was $15.5 million for the quarter, an increase of $5.1 million over the same period in 2003 and a record high for any previous three-month period in our history. This follows a record-setting $20.6 million of positive cash flow from operations for the twelve months ended December 31, 2003."

Pate noted that the Company continues to successfully implement its business plan. He said, "We experienced a significant growth in revenues in the first quarter as a result of an increase in earned premiums. While this premium growth is primarily attributable to expansion in Delaware and Virginia over the past 12 months, we have seen an increase in premium written in all states, with the exception of West Virginia, in which we provide coverage. Furthermore, 90% of the policies that were eligible for renewal in the first three months of 2004 remained with NCRIC. We believe that our expert claims handling ability and our focus on customer service are the primary drivers behind the strong relationships that we have established with our customers."

Pate also stated that A.M. Best Company's recent affirmation of NCRIC's A-financial rating is further evidence of NCRIC's financial stability. "We are pleased with A.M. Best Company's decision to affirm our 'Excellent' financial rating as well as to issue a stable outlook for our rating," said Pate. "Our top priority is maintaining a strong balance sheet and an A- rating from A.M. Best recognizes our commitment to this principle. This measure is very important from the perspective of our investors as well as our policyholders."

Segment Results - Insurance Segment
 (in thousands)

                                                               Three Months Ended March 31,
                                                         2004                            2003
                                                         ----                            ----

Net premiums earned                                    $ 16,150                       $ 11,449
Net investment income                                     1,571                          1,287
Net realized investment gains                               332                            205
Other income                                                219                            280
                                                       --------                       --------
Total segment revenue                                    18,272                         13,221

Losses & LAE                                             13,075                          9,583
Underwriting expenses                                     3,535                          2,474
Other expenses                                              345                            108
                                                       --------                       --------
Total segment expenses                                   16,955                         12,165

Pre-tax segment results                                $  1,317                       $  1,056
                                                       ========                       ========

Net Premiums Earned
Net premiums earned for the three months ended March 31, 2004 increased by $4.8 million, or 41%, to $16.2 million from $11.4 million for the three months ended March 31, 2003. This increase primarily reflects increases in premium rates which average 27%, an increase in premium for extended reporting endorsements and the new business written over the past year.

Direct Premiums Written
Direct premiums written were $34.3 million in the first quarter of 2004, an increase of $4.9 million, or 17%, over the first quarter of 2003. This increase was due to net new business written combined with the premium rate increases effective January 1, 2004. The extended reporting endorsement premium written for the three months ended March 31, 2004 totaled $2.4 million compared to $1.6 million for the same period in 2003.

The distribution of premiums written shows notable growth throughout our market territory.

Direct Premiums Written By State
(in thousands)

                                                   Three Months Ended March 31,
                                                2004                            2003
                                                ----                            ----
District of Columbia                   $ 16,290      48%              $  15,965      54%
Virginia                                  7,820      23%                  5,364      18%
Maryland                                  6,342      18%                  4,583      16%
West Virginia                             2,355       7%                  2,692       9%
Delaware                                  1,466       4%                    793       3%
                                       --------    -----              ---------    -----
Total                                  $ 34,253     100%              $ 29,397      100%

New Premium Written
(in thousands)

                                                   Three Months Ended March 31,
                                                   2004                    2003
                                                   ----                    ----
Direct                                             $   395                 $   166
Agent                                                  637                   1,259
                                                   -------                 -------
Total new premium written                          $ 1,032                 $ 1,425
                                                   =======                 =======


"Consistent with our 2004 financial model, new premium written has slowed when compared to last year at this same time," Pate said. "Despite this fact, however, the revenue generated by our insurance segment increased more than $5 million in the first quarter of 2004 compared to the same period in the previous year as a result of the implementation of rate increases for those policies that have renewed in 2004 in combination with our high level of policyholder retention. We also experienced an increase in tail premium in the first quarter that was associated with several physician groups that added this endorsement to their expiring policies as we declined to renew their coverage at their renewal dates."

Pate commented that NCRIC remains committed to disciplined underwriting when evaluating both new and renewing business. He said, "We continue to carefully evaluate the loss experience of new business prospects and maintain strict adherence to our underwriting guidelines."

Losses and Loss Adjustment Expenses
 (in thousands)

                                                          Three Months Ended March 31,
                                                          2004                    2003
                                                          ----                    ----
Incurred losses and LAE related to:
   Current year - losses                                  $ 13,075                $  9,733
   Prior years - development                                     -                    (150)
                                                          --------                --------
Total incurred for the period                             $ 13,075                $   9,583
                                                          ========                =========

Total incurred loss and LAE expense of $13.1 million for the first quarter of 2004 increased by $3.5 million from the $9.6 million incurred for the first quarter of 2003. The increase in current year losses to $13.1 million for the first quarter of 2004 reflects the increase in the level of exposure as a result of expanding business combined with a rise in the cost of resolving claims. The frequency of claims reported in the first quarter of 2004 was approximately 20% lower than in the first quarter of 2003. However, the severity of losses is greater in recognition of the increased loss trends reported in the year-end reserve valuation. Development of losses originally reported in prior years is neutral in 2004. Prior years development results from the re-estimation and settlement of individual losses not covered by reinsurance.

Combined Ratio Results

                                                          Three Months Ended March 31,
                                                          2004                    2003
                                                          ----                    ----
GAAP Underwriting Ratios:
   Loss and LAE ratio                                      81.0%                   83.7%
   Underwriting expense ratio                              21.8%                   21.6%
   Combined ratio                                         102.8%                  105.3%

The combined ratio of 102.8% for the three months ended March 31, 2004 reflects the higher level of earned premiums in relation to the increase in loss and loss adjustment expenses and the stable level of core underwriting expenses. Underwriting expenses in the first quarter of 2004 include $503,000, or 3.1 points of the underwriting expense ratio, for legal fees associated with the trial portion of the CHW premium collection litigation.

"Claims frequency in the first three months of 2004 was lower then we have experienced in previous periods," Pate noted. "While we are pleased with this outcome, it is important to remember that this business is better measured over time as opposed to drawing conclusions on a quarter-to-quarter basis. Nonetheless, the reduction in the number of claims filed helped reduce the loss portion of our combined ratio and we obviously hope that it is the start of a trend."

Outlook

CHW Litigation
On February 13, 2004, a District of Columbia Superior Court jury ruled against NCRIC's claim for premiums due and returned a verdict in favor of Columbia Hospital for Women Medical Center, Inc. (CHW) in counterclaims to the premium collection litigation initiated by NCRIC. NCRIC filed post-trial motions on March 5, 2004. CHW filed a reply to NCRIC's motions on March 26, 2004, and NCRIC filed renewed post-trial motions on April 5, 2004. Since we believe the verdict against NCRIC was wrong and that we will ultimately prevail, no liability has been accrued in the financial statements for any possible loss arising from this litigation. Legal expenses incurred for this litigation in the first quarter of 2004 total $873,000. Over the remaining three quarters of 2004, additional expenses associated with the litigation will total approximately $350,000. There have been no further developments with regard to a judgment on the post-trial motions.

Rates
Due to our strengthening of reserves in the Virginia market in 2003, we recently engaged our consulting actuary to conduct a review of the adequacy of our 2004 rates in Virginia. Based on this review, we believe that our rates in Virginia for 2004 are adequate and that no interim rate increase is needed in this market at this time. We are beginning our actuarial evaluations for 2005 rates in all jurisdictions in the second quarter.

Practice Management Operations
In prior periods, we reported a second segment, Practice Management Services. As noted in the Form 10-K for the year ended December 31, 2003, beginning in 2004 we are no longer reporting this business as a separate segment because its revenue constitutes less than 10% of consolidated revenues.

Over the past 12 months we have conducted a review of our strategic options for the practice management business. At this time, we intend to develop a performance incentive plan for the management team of the practice management operations that could transfer up to 20% of the ownership of the business to these individuals over a period of time if certain performance targets are achieved. This program will be designed to provide added incentive to improve profitability and could also facilitate an employee purchase of the practice management operations in the future.

Mr. David Beauregard has been hired as president of the practice management operations. Mr. Beauregard replaces Steve Fargis who will remain with NCRIC Group, Inc.'s insurance subsidiary, NCRIC, Inc. Mr. Beauregard is an accomplished financial and operations executive with more than 25 years of experience in the management of healthcare and consulting organizations. His previous positions include serving as Chief Financial Officer for Charter Medical Corporation, Senior Manager for Ernst & Young, and Founder and General Partner of the Piedmont Group. He is a certified public accountant and earned his Master of Science in Accounting from Virginia Commonwealth University. Prior to his hiring, Mr. Beauregard had been working as a consultant with NCRIC's executives and the management team of the practice management operations.

Investor Conference Call
An investor conference call to discuss NCRIC's first quarter 2004 results will be held at 9:00 a.m., EST, on Thursday, May 13, 2004. Investors and analysts may access the conference call by dialing (800) 915-4836. All participants are requested to call in at least ten minutes prior to the start of the conference to register. The listen-only audience will be provided an opportunity to submit appropriate questions following management's remarks and these questions will be responded to as time permits. The conference call will also be webcast in a listen-only format through the Investor Relations section of NCRIC's corporate website at www.ncric.com and on Streetevents.com. The webcast will be archived and will be available until June 10, 2004 at ncric.com and at Streetevents.com.

Safe Harbor Information
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. These forward-looking statements include: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; and estimates of our risks and future costs and benefits. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     o general economic conditions, either nationally or in our market area, that are worse than expected;

     o    price  competition;

     o inflation and changes in the interest rate environment and performance of financial markets;

     o    adverse changes in the securities markets;

     o    changes  in  laws  or   government   regulations   affecting   medical
          professional liability insurance and practice management and financial services;

     o    NCRIC,  Inc.'s  concentration  in a  single  line of  business;

     o    our ability to successfully  integrate acquired entities;

     o    changes to our  ratings  assigned  by A.M.  Best;

     o    impact of managed healthcare;

     o uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;

     o    the cost and  availability  of  reinsurance;

     o changes in accounting policies and practices, as may be adopted by our regulatory agencies and the Financial Accounting Standards Board; and

     o    changes in our organization, compensation and benefit plans.

We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and wish to advise readers that the factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About NCRIC Group, Inc.
NCRIC Group, Inc. (NCRIC) is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services, and employee benefits plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC has offices in Richmond and Lynchburg, Virginia as well as Greensboro, North Carolina and provides services to more than 5,000 physician clients.

For further information, contact Eric R. Anderson, Vice President, Investor Relations; 1115 30th Street, NW, Washington, D.C. 20007; 202.969.1866, ext. 3102; anderson@ncric.com; or consult NCRIC's website, www.ncric.com.

                                       ###

May 12, 2004